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Exhibit 99.1


FOR IMMEDIATE RELEASE                               NASDAQ NMS SYMBOL: "ZOLT"
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ZOLTEK ANNOUNCES REFINANCING PACKAGE

                  ST. LOUIS, MISSOURI -- FEBRUARY 18, 2003 -- Zoltek Companies, Inc. today reported the completion of a refinancing package that includes an amendment of its bank credit facilities and subordinated convertible debt financing.

                  Under the refinancing package, Southwest Bank has extended and amended the existing credit facilities, and a group of individuals including Zoltek Chairman and Chief Executive Officer Zsolt Rumy and three other Zoltek board members, have invested a total of $8 million in Zoltek in a private placement of convertible subordinated debentures. The debentures mature in five years and are convertible by the holders into an aggregate of 2,285,000 shares of common stock at a conversion price of $3.50 a share. As part of the financing transaction, the Company issued to the investors five-year warrants to purchase an aggregate of 400,000 shares of common stock at an exercise price of $5.00 per share. The last reported sales price of Zoltek's common stock on the Nasdaq National Market System on February 18 was $1.61 per share.

                  "There are two important points to be made about the refinancing package," Rumy said. "First, the infusion of new capital represents a vote of confidence in the future of Zoltek and our mission from several of our directors and other sophisticated investors, as we pursue the commercialization of high-performance carbon fibers as an affordable, mass-market material. Second, the refinancing, combined with improvements in our financial results over the past several quarters, means that Zoltek should have the working capital it needs over approximately the next two years to continue to invest in major application developments in the automotive, wind energy and other fields. Although we have much more work to do as we seek further improvement in our financial performance, we are optimistic that this will be a sufficient timeframe for us to begin reaping the benefits of the new markets and applications we have been


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developing in the past few years. These are investments in future, as opposed to current, streams of earnings and they are at the core of our mission and strategy."

         The forward-looking statements contained in this press release are inherently subject to risks and uncertainties. Zoltek's actual results could differ materially from those currently anticipated due to a number of factors, including the Company's ability to return to operating on a profitable basis, comply with its obligations under its credit agreements, complete the financing transactions, manage its excess carbon fiber production capacity and inventory levels, continue investing in application and market development, manufacture low-cost carbon fibers and profitably market them at decreasing price points and penetrate existing, identified and emerging markets.

         Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.

                  FOR FURTHER INFORMATION CONTACT:

                  ZSOLT RUMY, CEO
                  3101 MCKELVEY ROAD
                  ST. LOUIS, MO 63044
                               (314) 291-5110




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